UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): October 4, 2006
Robbins & Myers, Inc.
(Exact name of Registrant as specified in its charter)

Ohio	0-288	31-0424220

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Kettering Tower, Dayton, OH		45423

(Address of principal executive offices)		(Zip code)
937-222-2610
(Registrant’s telephone number including area code)
Not applicable
(Former name and former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement
Robbins & Myers, Inc. has two shareholder approved compensation plans in which executive officers of the Company participate: (i) the Senior Executive Annual Cash Bonus Plan (the “Annual Plan”) and (ii) the 2004 Stock Incentive Plan as amended (the “2004 Plan”). The Compensation Committee of the Board of Directors of the Company (the “Committee”) took the following action under the plans at its meeting on October 4, 2005:
     1.      Granted options to purchase Common Shares of the Company under the 2004 Plan to the following executive officers of the Company: Peter C. Wallace, President and Chief Executive Officer — 17,000 shares; Christopher M. Hix, Vice President and Chief Financial Officer — 4,700 shares; Saeid Rahimian, Vice President and President of Fluid Management Group — 4,700 shares; Gary L. Brewer, Vice President and President of Process Solutions Group — 4,700 shares; John R. Beatty, Vice President, Administration — 3,800; the option exercise price is $30.50 per share; and the options become exercisable in equal installments over a three-year period and have a ten-year term;
     2.      Awarded restricted shares under the 2004 Plan to the following persons: Mr. Wallace — 7,500 shares; Mr. Hix — 2,000 shares; Mr. Rahimian — 2,000 shares; Mr. Brewer — 2,000 shares; and Mr. Beatty — 1,700 shares; the restricted shares vest and become not subject to forfeiture in equal installments over a three-year period provided the executive is employed by the Company on the particular vesting date;
     3.      Awarded under the Company’s Long-Term Incentive Stock Plan, which is a sub-plan under the 2004 Plan, target awards that are stated as cash amounts that are earned and convert to restricted stock at the end of the three-year performance period on August 31, 2009 based on the achievement of the performance goals; the performance goals are based on earnings per share (basis for 75% of the target award) and return on net assets (basis for 25% of the target award); any restricted shares that are issued on August 31, 2009 are subject to forfeiture if the executive leaves the Company prior to August 31, 2010; the target awards stated in dollars for the executives are: Mr. Wallace — $560,000; Mr. Hix — $160,000; Mr. Rahimian — $160,000; Mr. Brewer — $160,000; Mr. Beatty — $75,000; and Kevin J. Brown, Corporate Controller and Principal Accounting Officer — $37,500; the actual amounts earned may be 50% of target, 100% of target or 200% of target based on the extent to which the performance goals are met or exceeded; and
     4.      Under the Annual Plan, approved the cash bonus threshold, target, and maximum awards based on achieving for fiscal 2007 certain performance targets related to sales, earnings per share, and free cash flow, with the factors weighted 20%, 40% and 40%, respectively.

At its meeting, the Committee also fixed the annual salaries of the executives at the following amounts: Mr. Wallace — $560,000; Mr. Hix — $260,000; Mr. Rahimian — $285,000; Mr. Brewer - $260,000; Mr. Beatty — $203,000; and Mr. Brown — $200,000.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
(b) and (c). On October 4, 2006, the Company took some steps to increase the capabilities of its financial department and better align it with the Company’s operating and strategic requirements. The Board appointed Thomas J. Schockman to the position of Director of Analysis and Compliance. Mr. Schockman, who has been employed by the Company since 2000, most recently held the position of Corporate Controller and Principal Accounting Officer. Kevin J. Brown was appointed Corporate Controller and Principal Accounting Officer. Mr. Brown, who has been employed by the Company since 1995, most recently held the position of Vice President — Corporate Services, Investor Relations and Compliance.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Robbins & Myers, Inc.
Date: October 6, 2006	By:	/s/ Joseph M. Rigot
Secretary